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                                                                 Exhibit 2.1(ii)

                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

         THIS MERGER AGREEMENT AND PLAN OF RECORGANIZATION is the First Amendment to a Stock Purchase and Sale Agreement dated April 11, 1999 ("Agreement") and is made and effective as of the (15th) day of June, 1999 by and among EWRX Internet Systems, Inc., a Nevada corporation ("EWRX"), Classic Car Source, Inc., a Washington corporation ("CCS"), North Fork Publishing Group Incorporated, a Washington corporation ("NFPG"), CCS Acquisition Corporation, a Nevada corporation ("CCS Acquisition"), NFPG Acquisition Corporation, a Nevada corporation ("NFPG Acquisition") and all of the shareholders of CCS and NFPG set forth in the Agreement (respectively the "CCS Shareholders" and "NFPG Shareholders").

                                    RECITALS

C. EWRX (formerly known as Europa Resources, Inc.), and all of the shareholders of CCS and NFPG respectively have previously entered into the Agreement.

D. The parties desire to consummate the transaction as a double "reverse triangular merger" intended to qualify as a reorganization within the meaning of ss. 368 of the Internal Revenue Code.

E. The parties desire CCS and NFPG to remain as viable business entities after the merger due to the existence of various contract rights owned by CCS and NFPG. The parties further desire that through the reorganization the business of CCS and NFPG continue with the support of EWRX's access to funding.

F. In order to satisfy securities law disclosure and other similar requirements, the parties have agreed that certain individual shareholders will retain the services of purchaser representatives to assist them in the evaluation of the merits and risks of the proposed merger and other transactions contemplated by the Agreement and to act on behalf of such shareholder in connection with consummation of the proposed merger.

NOW, THEREFORE, the parties mutually agree to amend the Agreement as follows:


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                                    ARTICLE I

                                     MERGER

1.01     Merger

(a) In accordance with the terms and provisions of this Agreement and the applicable corporate laws of Nevada and Washington, as applicable, at the Closing (hereinafter defined), CCS Acquisition shall be merged with and into CCS and, concurrently, NFPG Acquisition shall be merged with and into NFPG. CCS and NFPG shall be, and are hereinafter sometimes referred to as the individually as "CCS Surviving Corporation" and "NFPG Surviving Corporation" respectively, and collectively as "Surviving Corporations." CCS, NFPG, CCS Acquisition and NFPG Acquisition shall be, and are hereinafter sometimes referred to as the "Constituent Corporations."

(b) From and after the Effective Time of the Merger:

(1) the Certificate of Incorporation and the By-laws of CCS shall continue in full force and effect as the Certificate of Incorporation and the By-laws of the CCS Surviving Corporation, and the Certificate of Incorporation and the By-laws of NFPG shall continue in full force and effect as the Certificate of Incorporation and the By-laws of NFPG Survivor; and

(2)      the directors of CCS Survivor shall be: Dan Jondron and Ronald C.Davis.

(3) The directors and offices of NFPG Survivor shall be: Dan Jondron and Ronald C. Davis.

(c) Except as hereinafter specifically set forth, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of CCS Acquisition shall be merged with and into CCS, and CCS shall be fully vested therewith. Except as hereinafter specifically set forth, the identity, existence, corporate organization, purposes, powers, objects, franchises, privileges, rights and immunities of NFPG Acquisition shall be merged with and into NFPG, and NFPG shall be fully vested therewith. The separate existence and the corporate organization of CCS Acquisition and NFPG Acquisition respectively, except insofar as they may continue by statute, shall cease as of the Effective Time of the Merger.

(d) The Merger shall not become effective until, and shall become effective at, the point in time at which Article of Merger (the "Articles of Merger") in accordance with the terms of this Agreement and applicable corporate laws in the States of Nevada and Washington respectively shall have been executed and acknowledged by the Constituent Corporations and filed with the Secretaries of State and the States of Nevada and Washington respectively. The time when the Merger shall become effective is herein called the "Effective Time of the Merger". The parties hereto shall cause the Articles of Merger to be executed and filed as aforesaid on the Closing Date upon the satisfaction of the conditions contained in Article II hereof.

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(e)      As of the Effective Time of the Merger:

(1) each share of the Common Stock of CCS held by the CCS Shareholders shall be automatically converted into the right to receive an amount per share (in cash and shares of EWRX) determined by dividing the CCS Merger Consideration by the number of shares of Common Stock of CCS outstanding as of the Effective Time of the Merger; and all shares of the capital stock of CCS held by the CCS Shareholders shall be thereupon canceled and shall be without further rights or obligations, except that the holders of such shares shall be entitled to surrender such shares in exchange for the CCS Merger Consideration; and

(2) each share of the capital stock of CCS Acquisition shall be automatically converted into an equal number of shares of the Common Stock of CCS; and


(3) each share of the Common Stock of NFPG held by the NFPG Shareholders shall be automatically converted into the right to receive an amount per share (in cash and shares of EWRX) determined by dividing the NFPG Merger Consideration by the number of shares of Common Stock of NFPG outstanding as of the Effective Time of the Merger; and all shares of the capital stock of NFPG held by the NFPG shareholders shall be thereupon canceled and shall be without further rights or shares in exchange for the NFPG Merger Consideration; and

(4) each share of the capital stock of NFPG Acquisition shall be automatically converted into an equal number of shares of the Common Stock of NFPG.

(f) The stock transfer books of CCS and NFPG shall be closed, as of the Effective Time of the Merger, and no transfer of shares of the capital stock of CCS or NFPG shall be made or consummated thereafter except by the Surviving Corporations.

1.02.    Merger Consideration

(a) The "CCS Merger Consideration" shall be (I) the cash amount of $133,333.33 (U.S.) $25,000.00 of which was paid as a refundable deposit upon signing of the Agreement, and (ii) One Million (1,000,000) shares of common stock of EWRX. The CCS Merger Consideration (less that portion thereof which has been previously paid) shall be payable in cash on the Closing Date by wire transfer to an account in the United States designated by CCS to EWRX. The share component of the CCS Merger Consideration shall be delivered to the CCS Shareholders, according to their interest, as soon as practicable after Closing.
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(b)      The "NFPG Merger  Consideration"  shall be shall be (I) the cash amount of $66,666.67 (U.S.) $25,000.00 of which was paid as a refundable deposit upon signing of the Agreement, and (ii) Four Hundred Fifty Thousand (450,000) shares of common stock of EWRX. The NFPG Merger Consideration (less that portion thereof which has been previously paid) shall be payable in cash on the Closing Date by wire transfer to an account in the United States designated by NFPG to EWRX. The share component of the NFPG Merger Consideration shall be delivered to the NFPG Shareholders, according to their interest, as soon as practicable after Closing.

(c)     (1)  Simultaneously  with the  execution and delivery of the
             Agreement,   EWRX  paid  to  CCS  $25,000   (U.S.)(the  "CCS
             Deposit")   and  to  NFPG   $25,000.00   (U.S.)  (the  "NFPG
             Deposit").

          (2) In the event that the closing shall occur, the CCS Deposit and the NFPG Deposit [(together with any interest and income accrued or earned thereon)] shall be delivered pro rata to the CCS Shareholders and NFPG Shareholders respectively to be applied against the applicable portion of the CCS and NFPG Merger Consideration.

          (3) In the event that the Closing shall not occur for any reason then the CCS Deposit and NFPG Deposit shall be delivered to EWRX within three Business Days following any valid termination of the Agreement.

1.03     Post-Closing  Access  to  Books, Records and  Files of CCS and NFPG and
Cooperation: Etc.

(a)      From and after the Closing Date:

          (1) CCS and NFPG shall give to EWRX and its officers, employees and advisers reasonable access, during normal business hours to the facilities and property of CCS and NFPG and to their respective books, files and records (and the right to make copies thereof and the expense of EWRX) existing as of or prior to the Closing Date (or with respect to any period which includes the Closing
               Date) as EWRX shall from time to time reasonably request in connection with any reasonable purpose.

          (2) CCS and NFPG shall cooperate with and assist, and shall cause its officers and employees to cooperate with and assist, EWRX and its officers, employees and advisors in connection with:
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          (A)  the  preparation  of any tax  return,  report or  filing  for any period (or portion thereof) ending on or before (or including) the Effective Time of the Closing;

          (B) the preparation of any financial statements for (or including) any period (or portion thereof) ending on or before the Effective Time of the Closing: or

          (C) the investigation, prosecution, or defense of any actions, suits, claims or proceedings commenced by any other person or CCS or NFPG.

                                   ARTICLE II

                              CONDITIONS OF CLOSING

         In addition to the conditions to closing set forth in the Agreement, the following conditions shall be applicable:

2.01          Merger Conditions

(a) This Agreement, as amended, and the Merger and the other transactions contemplated by the Agreement amended shall have been duly authorized by the Board of Directors and the stockholders of CCS and NFPG respectively and CCS Acquisition and NFPG Acquisition respectively; and the Agreement, as amended, has been duly executed and delivered by CCS and NFPG and their respective shareholders, CCS Acquisition and NFPG Acquisition and shall constitute the legal, valid and binding obligation of such parties enforceable against them in accordance with its terms, except:

(1) as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of creditors rights or the relief of debtors; and

(2) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(b) The execution, delivery and performance of the Agreement, as amended, and the consummation of the mergers by CCS and CCS, NFPG, CCS Acquisition and NFPG Acquisition will not:

     (1) constitute a violation of the Articles of Incorporation (or like charter document) or the By-laws, as amended, of any entity;

     (2) conflict with, result in the breach of or constitute a default under any material contract of a party;

     (3) constitute a material violation of any law applicable or relating to any party; or

     (4) result in the creation of any lien upon any of the assets of any party.


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(c)      The  necessary  filings of Articles  of Merger and any other  documents necessary to accomplish the mergers as required by applicable corporate laws of the States of Nevada and Washington respectively shall have been made by the respective corporate parties.

(d) The corporate parties shall have received the opinion of counsel of the other corporate parties dated the Closing Date, in form and substance reasonably satisfactory, concerning the matters in paragraphs (a)-(c) above.

(e) The corporate parties shall have furnished, or caused to be furnished, to the other corporate parties, in form and substance reasonably satisfactory, such certificates and other instruments as may be reasonably requested as to the satisfaction of the conditions contained in this Section 2.01 and as to such other matter as may be reasonably requested.

(f)      The authorization and consent of EWRX to the merger is obtained.

2.02     Other Condition

         CCS Shareholders, NFPG Shareholders and Purchaser Representatives shall have delivered the Purchaser Representative Acknowledgement Form and Power of Attorney to EWRX.

                                   ARTICLE III

                                     CLOSING

3.01     Closing

         The Closing shall occur at the offices of EWRX in Vancouver. B.C. as soon as practicable after completion of the conditions to Closing.


3.02     CCS. NFPG. CCS Shareholders and NFPG Shareholders Deliveries

         At Closing, CCS, NFPG and the CCS Shareholders and NFPG Shareholders will deliver:

(a) The certificates, instruments and documents necessary to evidence satisfaction of the conditions to closing relating to the mergers.

(b) The documents required by Section 2.02.

(c) The opinions required by Section 2.01(d).


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3.03     EWRX, CCS Acquisition and NFPG Acquisition Deliveries

         At closing, EWRX, CCS Acquisition and NFPG Acquisition will deliver:

(a) The certificates, instruments and documents necessary to evidence satisfaction of the conditions to closing relating to the mergers.

(b) The opinions required by Section 2.01(d).

(c) The CCS Merger Consideration and the NFPG Merger Consideration.

                                   ARTICLE IV

                       EFFECT OF AMENDMENT: OTHER MATTERS

4.01     Amendment Effect

         Except as specifically modified in this Amendment, the Agreement shall continue in full force and effect as originally written.

4.02     Further Actions

         From time to time, as and when requested by any party hereto, the other parties shall execute and deliver, or cause to be delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may reasonably request in order to:

(a)      carry out the intent and purposes of this Agreement;

(b)      effect the mergers (or to evidence the foregoing); and

(c) consummate and give effect to the other transactions, covenants and agreements contemplated by this Agreement.


4.03     Expenses

         Except as otherwise specifically provided herein, each party shall bear their own legal fees and other costs and expenses with respect to the negotiation, execution and the delivery of the Agreement, as amended, and the consummation of the transactions thereunder.

4.04     Entire Agreement

         The Agreement, as amended, contains the entire agreement between the parties with respect to the transactions contemplated by it, and, except as expressly provided herein, supercedes all prior arrangements or understandings with respect thereto.


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4.05     Amendment to Exhibit B

         Exhibit B to the Agreement is amended in the form attached hereto.

4.06     Amendment to Exhibit A

         Exhibit A to the Agreement is amended by deleting the addresses of the following shareholders and replacing them with the addresses in the form attached hereto: Daniel Bolstad, Diana Boyd, Ed Boyd, Terri Eveland, Carl LaFlamme, Jacques Mouchlino, Pat Newman, Kris Whipple.

4.07     Counterparts

         This Amendment may be executed in multiple counterparts, all of which, taken together, shall constitute one and the same agreement.

         Dated effective the date first written above.

EWRX INTERNET SYSTEMS, INC.                         CLASSIC CAR SOURCE, INC.




By:/s/ RONALD C. DAVIS                             By:/s/    DANIEL R. JONDRON


NORTH FORK PUBLISHING GROUP                         CCS ACQUISITION CORPORATION
INCORPORATED

By:/s/ DANIEL R. JONDRON                           By: /s/ RONALD C. DAVIS

NFPG ACQUISITION CORPORATION.

By:  /s/ RONALD C. DAVIS



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NFPG SELLERS:

_/S/_____________________________               _/S/___________________________
Daniel R. Jondron, Shareholder                     Johnscott Lee, Shareholder


/s/_______________________________               /s/___________________________
David Flanagan, Shareholder                        Jesse Joiner, Shareholder

CCS SELLERS:

_/s/______________________________              _/s/____________________________
Daniel R. Jondron, Shareholder                     Johnscott Lee, Shareholder

_/s/______________________________              _/s/____________________________
Robert Klengler, Shareholder                       David Flanagan, Shareholder

_/s/_____________________________              _/s/____________________________
Carl LaFlamme, Shareholder                         Dan Huntington, Shareholder

_/s/_____________________________              _/s/____________________________
Elizabeth Polasek, Shareholder                     Daniel Bolstad, Shareholder

_/s/____________________________              _/s/_____________________________
Susanne Ryan, Shareholder                          Diana Boyd, Shareholder

_/s/____________________________              _/s/_____________________________
Edward Boyd, Shareholder                           Terri Eveland, Shareholder

_/s/____________________________              _/s/_____________________________
Bryan Hughes, Shareholder                          Jesse Joiner, Shareholder

_/s/____________________________              _/s/_____________________________
Jan Killam, Shareholder                           Jacque Mouchlino, Shareholder

_/s/___________________________              _/s/______________________________
Dawn Neale, Shareholder                            Pat Newman, Shareholder

_/s/__________________________              _/s/_______________________________
Kris Whipple, Shareholder                          Ted Welch, Shareholder


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Exhibit A Amendment:

Daniel Bolstand (after 6/13/99)
107 Royal Drive
Slidell, LA  70460

Diana Boyd
204 15th St
Blaine, WA  98230

Ed Boyd
Onyx Software
310 120th Ave NE
Bellevue, WA  98005

Terri Eveland
900 N Hills Blvd, Suite 303
Reno, NV  89506

Carl LaFlamme
EWRX Internet Systems, Inc.
301-543 Granville St
Vancouver, BC  V6C 1X8
CANADA

Jacques Mouchlino
Classic Car Source, Inc.
1200 Harris Ave Suite 104
Bellingham, WA  98225

Pat Newman
P.O. Box 69
Hallidays Point
NSW 2430
AUSTRALIA

Kris Whipple (After 6/15)
P.O. box 811
Troy, MT  59935


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                                    EXHIBIT B
                              SHAREHOLDERS OF NFPG

FIRST NAME        LAST NAME    NO. OF NFPG SHARES    CASH DUE  R144 SHARES DUE
----------        ---------    ------------------   --------   ---------------

Dan               Jondron          500            $24,654.83        166,420
1200 Harns Avenue, #104
Bellingham,WA  98225
###-##-####

David             Flanagan         175             $8,678.50         58,580
2525 Franklin
Bellingham, WA  98225
708-882-527

Jesse             Joiner           175             $8,678.50         58,580
3401 Redwood Avenue, #8
Bellingham, WA  98225
###-##-####

JS                Lee              500            $24,654.83        166,420

                  TOTAL          1,352            $66,666.66        450,000
--------------------------------------------------------------------------------

REVISION OF 5/6/99:  FINAL

DAN JONDRAN                      3,680            $22,431.58        151,414

DAVID FLANAGAN                   1,778            $10,901.75         73,586

JESSE JOINER                     1,778            $10,901.75         73,586

JS LEE                           3,670            $22,431.58        151,414

                  TOTAL         10,906            $66,666.66        450,000